UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
March 13, 2008
HALOZYME THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32335	88-0488686

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11388 Sorrento Valley Road, San Diego, California	92121

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 794-8889
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 13, 2008, the Board of Directors of Halozyme Therapeutics, Inc. (the “Company”) (i) approved the 2008 Outside Directors’ Stock Plan, effective as of March 13, 2008, (ii) approved the 2008 Stock Plan, also effective as of March 13, 2008, and (iii) revised the equity compensation policy for outside directors.
     2008 Outside Directors’ Stock Plan
     The Halozyme Therapeutics, Inc. 2008 Outside Directors’ Stock Plan (the “2008 Outside Directors’ Plan”) was adopted by the Board of Directors (the “Board”) on March 13, 2008, and provides for the automatic issuance of restricted stock grants to the Company’s outside directors in connection with their service as Board members. An aggregate of 600,000 shares of Company Common Stock are reserved under the 2008 Outside Directors’ Plan. Upon joining the Board, an outside director will receive an initial restricted stock grant of 20,000 shares of Common Stock under the 2008 Outside Directors’ Plan. The initial restricted stock grant will vest upon the later of: (a) the first day that the outside director may trade Company stock in compliance with the Company’s Insider Trading Policy that occurs after the six month anniversary of the date of grant or (b) the first day that the outside director may trade Company stock in compliance with the Company’s Insider Trading Policy that occurs after the date of the first annual meeting following the initial restricted stock grant. Outside directors that served on the Board as of March 13, 2008, will not receive initial restricted stock grants in connection with the adoption of the 2008 Outside Directors’ Plan.
     Furthermore, each outside director will receive an annual restricted stock grant of 20,000 shares of Common Stock immediately following the 2009 Annual Meeting of the Company’s Stockholders, and at each subsequent annual meeting thereafter. The annual restricted stock grant will vest on the first day that the outside director may trade Company stock in compliance with the Company’s Insider Trading Policy that occurs after the date immediately preceding the annual meeting following the date of grant. Outside directors will not receive annual grants pursuant to the 2008 Outside Directors’ Plan in connection with the annual meeting of stockholders which will occur in May of 2008, as they are already going to receive equity awards pursuant to the 2005 Outside Directors’ Stock Plan in connection with that meeting. After the May 2008 awards are granted pursuant to the 2005 Outside Directors’ Stock Plan, no further awards will be made from that plan and subsequent awards to outside directors will be made from the 2008 Outside Directors’ Plan.
     In order for a restricted stock grant issued under the 2008 Outside Directors’ Plan to become vested, an outside director must still be a member of the Board on the date of vesting. Restricted stock grants issued under the 2008 Outside Directors’ Plan will accelerate in the event of a change in control of the Company. The 2008 Outside Directors’ Plan has not been approved by the Company’s stockholders, but the Company plans on soliciting stockholder approval for the 2008 Outside Directors’ Plan in connection with the annual meeting of stockholders which will occur in May of 2008. In the event that the 2008 Outside Directors’ Plan is not approved by the Company’s stockholders no restricted stock grants will be granted out of that plan. The 2008 Outside Directors’ Plan is attached to this Form 8-K as Exhibit 99.1.
     2008 Stock Plan
     The Halozyme Therapeutics, Inc. 2008 Stock Plan (the “2008 Stock Plan”) was adopted by the Board on March 13, 2008, and provides for the granting of options, stock appreciation rights, stock awards, restricted stock awards, restricted stock units, and performance units and shares. An aggregate of 5,000,000 shares of Company Common Stock are reserved under the 2008 Stock Plan and the Company anticipates that the 2008 Stock Plan will be utilized for the initial equity awards for new hires of the Company as well as for annual equity awards for existing employees.
     Options granted under the 2008 Stock Plan will generally have a 10-year term and vest at the rate of 1/4 of the shares on the first anniversary of the date of grant and 1/48 of the shares monthly thereafter. Options granted under the 2008 Stock Plan will generally provide for full acceleration of the unvested portion of an option if the option is not assumed or substituted by an acquiring entity upon a “Change in Control,” as defined under the 2008 Stock Plan. The Board does not currently plan on granting restricted stock awards, stock appreciation rights, restricted stock units or performance units at this time, although the plan will allow for those types of awards in the future.
     The 2008 Stock Plan has not been approved by the Company’s stockholders, but the Company plans on soliciting stockholder approval for the 2008 Stock Plan in connection with the annual meeting of stockholders to be held in May of 2008. The Board does not plan on making any equity awards pursuant to the 2008 Stock Plan until after the annual meeting of stockholders. The 2008 Stock Plan is attached to this Form 8-K as Exhibit 99.2.

     Outside Director Compensation
     In connection with the adoption of the 2008 Outside Directors’ Plan the compensation arrangement for outside directors of the Company will change with respect to equity awards. Under the 2005 Outside Directors’ Stock Plan outside directors received equity compensation in the form of both non-statutory stock options (10,000 shares at the time of joining the Board, and 10,000 shares annually thereafter) and restricted stock (15,000 shares at the time of joining the Board, and 15,000 shares annually thereafter). Under the 2008 Outside Directors’ Plan outside directors will receive equity compensation solely in the form of restricted stock (20,000 shares at the time of joining the Board, and 20,000 shares annually thereafter). As set forth above, this change in outside director equity compensation will not be applicable to existing outside directors until 2009.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Halozyme Therapeutics, Inc. 2008 Outside Directors’ Stock Plan.

99.2	Halozyme Therapeutics, Inc. 2008 Stock Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Halozyme Therapeutics, Inc.
March 19, 2008	By:	/s/ David A. Ramsay
David A. Ramsay
Secretary and Chief Financial Officer